Exhibit 10.2

IDEAYA BIOSCIENCES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into between IDEAYA Biosciences, Inc., a Delaware corporation (the “Company”) and Joshua Bleharski (“Executive” and, together with the Company, the “Parties”) effective as of May 1, 2025 (the “Effective Date”).

WHEREAS, the Company desires to assure itself of the services of Executive by engaging Executive to perform services as an employee of the Company under the terms hereof; and

WHEREAS, Executive desires to provide services to the Company on the terms herein provided effective as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.
Employment.
(a)
General. The Company shall employ Executive upon the terms and conditions provided herein effective as of the Effective Date.
(b)
Position and Duties. Effective as of the Effective Date, Executive: (i) shall serve as the Company’s Chief Financial Officer with responsibilities, duties, and authority usual and customary for such position, subject to direction by the President and Chief Executive Officer of the Company (the “CEO”) or your manager; (ii) shall report directly to the CEO, which may change at the sole and absolute discretion of the Company; and (iii) agrees promptly and faithfully to comply with all present and future policies, requirements, rules and regulations, and reasonable directions and requests, of the Company in connection with the Company’s business. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service.
(c)
Principal Office. Executive shall perform services for the Company at the Company’s offices located in South San Francisco, California, or, with the Company’s consent, at any other place in connection with the fulfillment of Executive’s role with the Company; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.
(d)
Exclusivity. Except with the prior written approval of the CEO (which the CEO may grant or withhold in his or her sole and absolute discretion), Executive shall devote Executive’s best efforts and full working time, attention, and energies to the business of the Company, except during any paid vacation or other excused absence periods. Notwithstanding the foregoing, Executive may, without violating this Section 1(d), (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Executive in

Exhibit 10.2

the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) engage in other personal passive investment activities, in each case, so long as such interests or activities do not materially interfere to the extent such activities do not, individually or in the aggregate, interfere with or otherwise prevent the performance of Executive’s duties and responsibilities hereunder. Executive may also serve as a member of the board of directors or board of advisors of another organization provided (i) such organization is not a competitor of the Company; (ii) Executive receives prior written approval from the Company’s CEO; and (iii) such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies. For the avoidance of doubt, the CEO has approved Executive’s continued service with those organizations set forth on Exhibit A, such approval to continue until the earlier to occur of (a) the CEO’s revocation of such approval in his or her sole and absolute discretion, or (b) such time as such service interferes with the performance of Executive’s duties under this Agreement, violates the Company’s standards of conflict or raises a conflict under the Company’s conflict of interest policies.
2.
Term. The period of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until Executive’s employment with the Company is terminated pursuant to Section 5. The phrase “Term” as used in this Agreement shall refer to the entire period of employment of Executive by the Company.
3.
Compensation and Related Matters.
(a)
Annual Base Salary. During the Term, Executive shall receive a base salary at the rate of $500,000 per year (as may be increased from time to time, the “Annual Base Salary”), subject to withholdings and deductions, which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the CEO, and, as applicable, the Board of Directors of the Company (the “Board”) and/or the Compensation Committee of the Board, not less than annually.
(b)
Annual Bonus. Executive shall be eligible to receive a discretionary annual bonus based on Executive’s achievement of performance objectives established by the Board, its Compensation Committee and/or the CEO, such bonus to be targeted at forty percent (40%) of Executive’s Annual Base Salary (the “Annual Bonus”). Any Annual Bonus approved by the Board, the Compensation Committee of the Board and/or the CEO shall be paid at the same time annual bonuses are paid to other executives of the Company generally, subject to Executive’s continuous employment through the date of approval.
(c)
Benefits. Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any particular plan or benefit.
(d)
Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive

Exhibit 10.2

in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time.
(e)
Vacation. Executive will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
4.
Equity Awards.
(a)
Initial Equity Grant. In connection with entering into this Agreement, promptly following the commencement of your employment with the Company, subject to the terms and conditions of the Company’s 2023 Employment Inducement Award Plan, and subject to the approval of the Board or the Compensation Committee of the Board, Executive will be granted an option to purchase two hundred fifty thousand (250,000) shares of the Company’s common stock (the “Stock Option”), with an exercise price per share equal to the closing trading price of a share of the Company’s common stock on the date of grant. Subject to Executive’s continued employment with the Company through the applicable vesting date, 25% of the shares underlying the Stock Option will vest on the first anniversary of the date of the Effective Date and 1/48th of the total number of shares initially underlying the Stock Option will vest on the last day of the month of each monthly anniversary thereafter. The Stock Option will be subject to the terms and conditions of the Company’s 2013 Employment Inducement Plan and the Company’s standard form of stock option agreement.
(b)
Future Awards. Executive shall be eligible for such future grants of stock options and other equity awards as may be determined by the Board or its Compensation Committee.
(c)
Covered Terminations. Notwithstanding anything to the contrary in any agreement evidencing the Stock Option, or any future stock option or other equity award, the unvested portion of the Stock Option, or such future stock option or other equity award, shall not terminate upon the date of a Covered Termination (as defined below) but instead shall remain outstanding and eligible to vest in accordance with Section 6 hereof until the three month anniversary of such Covered Termination.
5.
Termination.
(a)
At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under Section 6 of this Agreement). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly-authorized officer of the Company. If Executive’s employment

Exhibit 10.2

terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement.
(b)
Notice of Termination. During the Term, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party hereto to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, if any, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying the Date of Termination (as defined below). The failure by the Company to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Cause (as defined below) shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing their rights hereunder. The failure by the Executive to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Good Reason (as defined below) shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing their rights hereunder.
(c)
Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company specified in a Notice of Termination.
(d)
Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.
6.
Consequences of Termination.
(a)
Payments of Accrued Obligations upon all Terminations of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within 30 days after Executive’s Date of Termination (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Annual Base Salary earned through Executive’s Date of Termination not theretofore paid, (ii) any expenses owed to Executive under Section 3, (iii) any accrued but unused paid time-off owed to Executive, (iv) any Annual Bonus earned but unpaid as of the Date of Termination, and (v) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements. Except as otherwise set forth in Sections 6(b) and (c), the payments and benefits described in this Section 6(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.
(b)
Severance Payments upon Covered Termination Outside a Change in Control Period. If, during the Term, Executive experiences a Covered Termination outside a Change in Control Period (each as defined below), then in addition to the payments and benefits

Exhibit 10.2

described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of a waiver and release of claims agreement substantially in the form of Exhibit B hereto, with any such changes to applicable law as the Company deems necessary (the “Release”) that becomes effective and irrevocable in accordance with Section 11(d), provide Executive with the following:
(i)
The Company shall pay to Executive an amount equal to Executive’s Annual Base Salary multiplied by 0.75. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release becomes effective and irrevocable in accordance with Section 11(d).
(ii)
During the period commencing on the Date of Termination and ending on the nine month anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “Non-CIC COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Date of Termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A‑1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the Non-CIC COBRA Period (or remaining portion thereof).
(c)
Severance Payments upon Covered Termination During a Change in Control Period. If, during the Term, Executive experiences a Covered Termination during a Change in Control Period, then, in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of the Release that becomes effective and irrevocable in accordance with Section 11(d), provide Executive with the following:
(i)
The Company shall pay to Executive an amount equal to the sum of Executive’s Annual Base Salary and Executive’s target Annual Bonus. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release becomes effective and irrevocable in accordance with Section 11(d).
(ii)
During the period commencing on the Date of Termination and ending on the twelve month anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “CIC COBRA Period”), subject to Executive’s valid

Exhibit 10.2

election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Date of Termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the CIC COBRA Period (or remaining portion thereof).
(iii)
Cause any unvested equity awards, including any stock options, restricted stock awards and any such awards subject to performance-based vesting, held by Executive as of the Date of Termination, to become fully vested and, if applicable, exercisable, and cause all restrictions and rights of repurchase on such awards to lapse with respect to all of the shares of the Company’s Common Stock subject thereto.
(d)
No Other Severance. The provisions of this Section 6 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company except as otherwise approved by the Board.
(e)
No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.
(f)
Definition of Cause. For purposes hereof, “Cause” shall mean any one of the following: (i) Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company or of any statutory duty owed to the Company; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) Executive’s gross misconduct. The determination that a termination of Executive’s employment is either for Cause or without Cause shall be made by the Board or its Compensation Committee, in each case, in its sole discretion.
(g)
Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall mean any of the following types of transactions: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (each, a “Transaction”), wherein the stockholders of the Company

Exhibit 10.2

immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or the successor entity, or, in the case of a Transaction described in (iii), the corporation or other entity to which the assets of the Company were transferred, as the case may be. Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (iii) it constitutes the Company’s initial public offering of its securities; or (iv) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion). Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).
(h)
Definition of Change in Control Period. For purposes hereof, “Change in Control Period” shall mean the period commencing three months prior to a Change in Control and ending 12 months after such Change in Control.
(i)
Definition of Covered Termination. For purposes hereof, “Covered Termination” shall mean the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, and shall not include a termination due to Executive’s death or disability.
(j)
Definition of Good Reason. For purposes hereof, “Good Reason” shall mean that Executive has complied in all material respects with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events, without Executive’s prior written consent: (i) a material reduction of Executive’s Annual Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s senior management employees); or (ii) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than by more than seventy-five (75) miles as compared to Executive’s principal place of employment immediately prior to such relocation; or (iii) a material reduction in Executive’s job title and primary duties, responsibilities and authorities, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties.
(k)
Definition of Good Reason Process. For the purposes hereof, “Good Reason Process” shall mean that (A) Executive has reasonably determined in good faith that a “Good Reason” condition has occurred; (B) Executive has notified the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first time the Executive becomes aware of the occurrence of such condition; (C) Executive has cooperated in good faith with the Company’s efforts, for a period not less than 30 days immediately following the Company’s receipt of such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist; and (E) Executive terminates Executive’s employment with the Company within 30 days after the end of the Cure

Exhibit 10.2

Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
7.
Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.
8.
Miscellaneous Provisions.
(a)
Restrictive Covenant Agreements. On or before the Effective Date, Executive shall enter into the Company’s standard form Proprietary Information and Invention Assignment Agreement (the “Intellectual Property Assignment Agreement” together with any other confidentiality agreement between Executive and the Company, the “Restrictive Covenant Agreements”). The Restrictive Covenant Agreements shall survive the termination of this Agreement and Executive’s employment with the Company for the applicable period(s) set forth therein. Notwithstanding the foregoing, in the event of any conflict between the terms of the Restrictive Covenant Agreements and the terms of this Agreement, the terms of this Agreement shall prevail.
(b)
Non-Solicitation of Employees. For a period of one year following Executive’s Date of Termination, Executive shall not, either directly or indirectly (i) solicit for employment by any individual, corporation, firm, or other business, any employees, consultants, independent contractors, or other service providers of the Company or any of its affiliates, or (ii) solicit any employee or consultant of the Company or any of its affiliates to leave the employment or consulting of or cease providing services to the Company or any of its affiliates; provided, however, that the foregoing clauses (i) and (ii) shall not apply to a general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) that is not specifically targeted to such employees or consultants.
(c)
Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.
(d)
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(e)
Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

Exhibit 10.2

(f)
Entire Agreement. The terms of this Agreement, together with the Restrictive Covenant Agreements, are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s service to the Company. The Parties further intend that this Agreement, together with the Restrictive Covenant Agreements, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement or the Restrictive Covenant Agreements. Notwithstanding the foregoing, in the event of any conflict between the terms of the Restrictive Covenant Agreements and the terms of this Agreement, the terms of this Agreement shall prevail.
(g)
Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(h)
Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved solely and exclusively by final and binding arbitration held in San Francisco, California through JAMS in conformity with the then-existing JAMS employment arbitration rules, which can be found at https://www.jamsadr.com/rules-employment-arbitration/. The arbitration provisions of this Agreement shall be governed by and enforceable pursuant to the Federal Arbitration Act. In all other respects for provisions not governed by the Federal Arbitration Act, this Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall award the prevailing Party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them under Section 8(a), and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 8(a), none of the Parties shall raise the defense, without a good faith basis for raising such defense, that there is an adequate remedy at law. Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 8(h), they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except

Exhibit 10.2

as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.
(i)
Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
(j)
Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
(k)
Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
9.
Prior Employment. Executive represents and warrants that Executive’s acceptance of employment with the Company has not breached, and the performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other person. Executive further represents and warrants to the Company that (a) the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization, or other entity; (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement; and (c) Executive’s performance of Executive’s duties

Exhibit 10.2

under this Agreement will not require Executive to, and Executive shall not, rely on in the performance of Executive’s duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.
10.
Golden Parachute Excise Tax.
(a)
Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(b)
Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 10(a). If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within 30 days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company

Exhibit 10.2

with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.
11.
Section 409A.
(a)
General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including, without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; however, this Section 11(a) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company (A) have any liability for failing to do so, or (B) incur or indemnify Executive for any taxes, interest or other liabilities arising under or by operation of Section 409A.
(b)
Separation from Service. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 6 unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
(c)
Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence

Exhibit 10.2

shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
(d)
Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of the Release, (i) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (ii) in any case where Executive’s Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 11(d), “Release Expiration Date” shall mean the date that is 21 days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 11(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 11(d)(ii), on the first payroll period to occur in the subsequent taxable year, if later.
12.
Employee Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

The Parties have executed this Agreement as of the Effective Date.

IDEAYA BIOSCIENCES, INC.

By: /s/ Yujiro S. Hata

Name: Yujiro S. Hata

Title: President and Chief Executive Officer

EXECUTIVE

By: /s/ Joshua Bleharski

Name: Joshua Bleharski

Address:

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